Exhibit 99.1

SWS Reports Significantly Higher Third Quarter Results

Net Income Totaled $5.6 Million on Revenues of $81.4 Million

DALLAS, May 2, 2005 – SWS Group, Inc. (NYSE: SWS) today reported net income of $5.6 million, or diluted earnings per share (EPS) of 32 cents, on revenues of $81.4 million for the company’s third fiscal quarter ended March 24, compared with net income of $1.5 million, or diluted EPS of 9 cents, on revenues of $69.7 million in the prior year’s third quarter.

For the first nine months of fiscal 2005, SWS recorded revenues of $250.5 million, net income of $29.2 million and diluted EPS of $1.68, compared with revenues of $205.5 million, net income of $7 million, or diluted EPS of 41 cents in the same period of the prior fiscal year. Nine-month results include a non-cash, after-tax gain of $15.3 million from the redemption of the company’s outstanding Derivative Adjustable Ratio Securities(SM) (DARTS(SM)), which matured after the close of fiscal 2004. SWS exchanged all of its common stock holdings in Knight Trading Group (373,550 shares) to redeem the DARTS.

“We are pleased with the significant progress the company made this quarter in revenue and earnings growth,” said Chief Executive Officer Donald W. Hultgren. Compared with results from the prior year’s third quarter, revenues grew 17 percent, while net income increased 278 percent. Book value per share grew to $15.13 from $14.92.

“We are focused on three aspects of our overall business – growing our clearing business, growing Southwest Securities Bank and expanding the scope and reputation of our full-service brokerage firm,” Hultgren said. “To realize our goal of becoming a nationally recognized, full-service regional brokerage firm, we are expanding our retail distribution network by recruiting

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additional registered representatives. We are adding registered representatives to our Private Client Group (PCG) and to our independent brokerage subsidiary, SWS Financial Services, with particular emphasis on filling our existing PCG branch offices in Dallas, Houston, Austin, San Antonio, Oklahoma City and Albuquerque with producing financial advisors.”

PCG ended the third quarter with 98 representatives, an increase of seven over the total at the end of the immediately preceding quarter and five over the number at the end of the third quarter of the prior fiscal year. “We believe our growth strategy will further diversify our revenue stream and enhance areas of our business that have relatively high margins,” Hultgren said

While clearing volumes were down at the company’s principal broker/dealer, Hultgren said he is encouraged by the marketing team’s efforts and expects an improved stream of new correspondents in coming quarters. Lower transactions processed for the active trading segment had a negative impact on Southwest Securities’ overall volume. Much of the drop in transactions processed resulted from the loss of a high-volume trading customer that began clearing transactions through an affiliate of its parent company in the second quarter of fiscal 2005. The percentage of clearing transactions attributable to high-volume trading correspondents dropped to 79 percent in the current quarter from 95 percent in the same period a year ago. “On balance, we expect the number of trades processed to stabilize for the rest of 2005 absent significant changes in market volumes or direction,” Hultgren said.

Revenue per ticket increased 160 percent and 79 percent for the three and nine-month periods, respectively, versus comparable periods of the prior fiscal year – to $1.87 from 72 cents for the third quarter and to $1.18 from 66 cents for the nine months – while the correspondent base grew to 227 from 219.

Net income rose by more than $4 million in the third quarter while net revenues declined by $2.1 million as compared with the third quarter of the prior fiscal year. “We are continuing to successfully

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manage our expenses,” Hultgren said.

SWS benefited from increased net interest income in both the brokerage and banking business lines. Net interest income on the brokerage side of the business is dependent upon the level of customer and stock loan balances as well as the spread between the rates earned on those assets compared with the cost of funds. Net interest is the primary source of income for Southwest Securities Bank and represents the amount by which interest and fees generated by earning assets exceed the cost of funds.

For the three and nine-month periods, net interest revenue from the Brokerage Group accounted for approximately 14 percent and 11 percent, respectively, of SWS’ net revenue, while net interest revenue generated by the bank accounted for approximately 21 percent and 13 percent.

In the third quarter, the bank expanded commercial loans 16 percent and consumer loans 49 percent over the levels achieved in the comparable period of the prior year. The bank also increased average balances in its purchased mortgage loan program 45 percent over the average balances in the third quarter a year ago. The bank benefited from an attractive interest rate environment and was able to use all of its excess liquidity to invest in loans and increase interest revenue.

In addition to increased interest income, SWS benefited from reduced operating expenses, which declined $7.4 million and $13.2 million for the three and nine-month periods, respectively. Variable compensation expense declined as a result of revenue-producing employees generating lower levels of commission revenue. Occupancy and equipment costs were lower because of the maturity of capital lease obligations and the expiration of several operating leases for which the company either purchased or returned the equipment. Communications expenses decreased as well, primarily as a result of closing the May Financial Corporation trading office in Brighton, Mich., in October 2004. Other expenses decreased because of decreased legal

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expenses and reduced losses on equity investments, primarily Comprehensive Software Systems, Ltd. (CSS).

SWS did not purchase any equity in CSS’ offering in January. As a result, SWS’ ownership interest in the software development company was reduced to 13.7 percent. Because no additional investments were made in CSS in the third quarter, SWS did not record any equity losses attributable to CSS. SWS’ prior equity participation had resulted in expense of $2.9 million in calendar 2004.

SWS benefited from its ownership interest in Archipelago Holdings, Inc., an electronic stock exchange. In the first quarter of fiscal 2005, Archipelago completed an initial public offering of common stock in which SWS Group sold 23,714 shares of its investment in Archipelago for an after-tax gain of $165,100. After the sale, SWS continues to own 43,721 Archipelago shares at a cost of zero. SWS recorded a gain of $776,000 in the first nine months of fiscal 2005 from market appreciation of these remaining shares. Subsequent to the end of the third quarter, Archipelago and the New York Stock Exchange announced plans to merge.

SWS Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., Southwest Securities Bank, SWS Financial Services, Inc., SWS Capital Corporation, and Southwest Insurance Agency.

This release contains forward-looking statements regarding the company’s future overall performance. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, customer margin loan activity, credit worthiness of our correspondents and customers, demand for housing, and those factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

FINANCIAL TABLES FOLLOW

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SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

March 24, 2005 and June 25, 2004

(In thousands, except par values and share amounts)

(Unaudited)

	March 24, 2005	June 25, 2004
Assets
Cash and cash equivalents	$33,840	$88,589
Assets segregated for regulatory purposes	358,143	367,070
Marketable equity securities available for sale	2,647	7,038
Receivable from brokers, dealers and clearing organizations	3,271,714	3,107,287
Receivable from clients, net	381,136	421,799
Loans held for sale, net	145,098	79,083
Loans, net	564,021	462,957
Securities owned, at market value	202,572	136,199
Securities purchased under agreements to resell	70,480	4,909
Goodwill	11,645	8,183
Other assets	72,604	59,536

Total assets	$5,113,900	$4,742,650

Liabilities and Stockholders’ Equity
Short-term borrowings	$64,400	$—
Payable to brokers, dealers and clearing organizations	3,201,518	3,050,748
Payable to clients	660,387	691,456
Deposits	525,158	501,094
Securities sold, not yet purchased, at market value	147,288	88,957
Drafts payable	36,864	32,212
Advances from Federal Home Loan Bank	118,419	36,576
Other liabilities	96,962	82,968
Exchangeable subordinated notes	—	8,604

Total liabilities	4,850,996	4,492,615

Minority interest in consolidated subsidiaries	1,079	2,396

Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 17,956,032 and outstanding 17,302,302 shares at March 24, 2005; issued 17,817,444 and outstanding 17,109,925 shares at June 25, 2004	1,795	1,781
Additional paid-in capital	248,440	245,391
Retained earnings	20,419	(2,718)
Accumulated other comprehensive income – unrealized holding gain (loss), net of tax	431	12,833
Deferred compensation, net	420	834
Treasury stock (653,730 shares at March 24, 2005 and 707,519 shares at June 25, 2004, at cost)	(9,680)	(10,482)

Total stockholders’ equity	261,825	247,639
Commitments and contingencies

Total liabilities and stockholders’ equity	$5,113,900	$4,742,650

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SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

For the three and nine months ended March 24, 2005 and March 26, 2004

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended March 24, 2005	Three Months Ended March 26, 2004	Nine Months Ended March 24, 2005	Nine Months Ended March 26, 2004
Net revenues from clearing operations	$3,306	$4,678	$10,697	$14,964
Commissions	19,408	24,753	62,937	73,080
Interest	42,706	23,013	108,225	71,154
Investment banking, advisory and administrative fees	7,084	7,765	20,390	19,711
Net gains on principal transactions	4,551	5,087	30,323	14,612
Other	4,385	4,404	17,940	11,966

Total revenue	81,440	69,700	250,512	205,487

Commissions and other employee compensation	34,423	37,399	101,769	106,699
Interest	21,880	8,003	49,602	24,595
Occupancy, equipment and computer service costs	6,262	7,002	19,828	21,553
Communications	2,495	3,442	8,680	9,939
Floor brokerage and clearing organization charges	1,177	1,381	4,346	4,830
Advertising and promotional	568	745	2,493	2,504
Other	5,827	8,142	18,155	22,909

Total expense	72,632	66,114	204,873	193,029

Income before income tax expense and minority interest in consolidated subsidiaries	8,808	3,586	45,639	12,458
Income tax expense	3,104	1,806	15,848	4,618

Income before minority interest in consolidated subsidiaries	5,704	1,780	29,791	7,840
Minority interest in consolidated subsidiaries	(111)	(299)	(626)	(820)

Net income	5,593	1,481	29,165	7,020
Net income (loss) recognized in other comprehensive income, net of tax	(114)	(34)	(12,402)	1,218

Comprehensive income	$5,479	$1,447	$16,763	$8,238

Earnings per share – basic

Net income	$0.32	$0.09	$1.70	$0.41

Weighted average shares outstanding – basic	17,275,934	17,121,144	17,194,927	17,097,709

Earnings per share—diluted
Net income	$0.32	$0.09	$1.68	$0.41

Weighted average shares outstanding – diluted	17,501,027	17,290,101	17,389,953	17,292,354

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CONTACT: Jim Bowman, Vice President—Corporate Communications, (214) 859-9335 jbowman@swst.com